UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 4, 2024

Commission File Number:  000-52047

Authentic Holdings, Inc.
(Exact name of registrant as specified in its charter.)

Nevada	11-3746201
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

50 Division Street

Somerset NJ 08873

 (Address of principal executive offices)

(732) 695-4389

(Registrant’s Telephone number)

___________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K includes forward-looking statements which reflect management’s current views and estimates regarding the Company’s results of operations, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to uncertainties related to the full reporting period results and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this document speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

SECTION 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

“Over the Air” Revenue Growth for October and December

In September of 2024, we concluded our agreement with Worldlink Media in favor of another media buying agency - Bauza Media. As a result, instead of reporting on a “cash basis,” as we did with Worldlink we are now reporting on an “accrual basis,” which allows us to invoice the ad agencies directly and then book all ad sales as receivables which we were not able to do with our arrangement with Worldlink Media.

In addition to marketing Comfy TV, Bauza Media is now marketing our iCowboy and Movie Giant channels and has plans to start marketing additional channels in 2025. Maybacks has 31 channels of which only 3 are being marketed at this moment, which we believe leaves extraordinary growth potential as we continue to have the balance of the channels marketed in the future.

For the period of October and November 2024, we collected $36,195 in ad revenue from our insert ad inventory sales. For the same period, Bauza Media booked $99,821.35 in ad sales, which will be reported on our balance sheet and subsequently on our income statement as we collect on the invoices from the ad agencies. For the December “broadcast month,” which we are only in the first week, Maybacks has booked $82,209 in ad sales with three weeks left in the broadcast month.

We are very encouraged by this rapid growth in ad revenue for the three “Over the Air” channels that are being marketed and look forward to adding additional channels in 2025 to fuel the Company’s growth even further in the OTA side of the Maybacks business.

Streaming Revenue Model to Launch in late December

Our digital ads program aka Vast Tags was approved for on-ramping and launch with Whale TV https://www.whaletv.com/ yesterday December 3, 2024. Whale TV is the operating system for over 400 Smart TV brands such as Phillips, JVC and RCA to name a few. Whale TV is our Vast Tag ad partner.

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Whale will be placing a banner ad introducing iDreamCTV on the “Home Screen” of every Smart TV that operates in conjunction with a Whale TV OS from over 400 manufacturers, which serve over 41 million homes globally.

We are extremely excited by the potential that exists with Whale TV. We are expecting to engage in other opportunities with them in the near future outside the area of Vast Tags.

Our impression after speaking with Whale is that the opportunity here could very well dwarf anything we can do in the insert ad arena and with OTA. The last time we had an opportunity in the Vast Tag area was with LocalBTV, which went “dark” right before the launch. We were tracking the test runs at the equivalent of 48 million impressions per month without the global footprint that Whale TV brings to the table.

We are also waiting for the new on-ramping transition to complete itself in January of 2025 at VIDAA, a division of Hisense, the world’s second largest TV manufacturer. The program will be very similar to what we already have with Whale TV except it would be strictly with Hisense Smart TV’s.

We hope this gives not only insight on what our 4th quarter is shaping up to being but a deeper look into where we are going in 2025 and beyond.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Authentic Holdings, Inc.

Date: December 4, 2024	By:	/s/ Chris Giordano
	Name:	Chris Giordano
	Title:	President

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